Exhibit 10.7

TRANSITION SERVICES AGREEMENT

dated as of July 1, 2021

by and between

LSP Generation IV, LLC

and

Rev Renewables, LLC

i

ii

This TRANSITION SERVICES AGREEMENT (including the schedules hereto, as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of July 1, 2021 (the “Agreement Date”), is made by and between LSP Generation IV, LLC, a Delaware limited liability company (“LSP Gen IV”), and Rev Renewables, LLC, a Delaware limited liability company (“Rev Renewables,” and together with LSP Gen IV, the “Parties,” and each, a “Party”).

RECITALS

WHEREAS, this Agreement is entered into in connection with that certain Contribution Agreement, dated as of the Agreement Date (the “Contribution Agreement”), by and among Rev Renewables, Bolt Energy Investment Holdings, LLC, a Delaware limited liability company (“Bolt Energy”), Rev Renewables Bolt AIV Holdings, LLC, a Delaware limited liability company (“Bolt AIV”), Rev Renewables Fund III Holdings, LLC, a Delaware limited liability company (“Fund III”), Rev Renewables Fund IV AIV Holdings, LLC, a Delaware limited liability company (“Fund IV”), Rev Gen IV Holdings, LLC, a Delaware limited liability company (“Gen IV,” and together with Bolt Energy, Bolt AIV, Fund III and Fund IV, the “Contributors”);

WHEREAS, pursuant to the Contribution Agreement, each Contributor agreed to contribute the Rev Contributed Assets, as applicable, to Rev Renewables on the applicable Contribution Date;

WHEREAS, prior to the Agreement Date, LSP Gen IV and certain of its Affiliates provided certain services to the Contributor Subsidiaries which Rev Renewables desires to continue from and after the Agreement Date;

WHEREAS, the Parties desire for Rev Renewables to provide certain services to LSP Gen IV and its Affiliates from and after the Agreement Date;

WHEREAS, in connection with the Contribution Agreement, the Parties are entering into this Agreement in order for each Party to provide, or cause to be provided, to the other Party and its Affiliates certain services described in the Transition Service Schedules (collectively, the “Services”) on a transitional basis from and after the Agreement Date, in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each Party, in its capacity as Provider, has agreed to provide, or cause to be provided, upon request from the other Party, in its capacity as Recipient, from time to time, the Services for the benefit of Recipient on a transitional basis from and after the Agreement Date, in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement and in the Contribution Agreement, as applicable, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01. Certain Defined Terms. Capitalized terms used herein but not otherwise defined will have the meanings assigned to them in the Contribution Agreement. As used in this Agreement, the following terms will have the following meanings:

“Accessing Party” has the meaning set forth in Section 2.13(a).

“Affected Entity” has the meaning set forth in Section 2.13(c).

“Agreement” has the meaning set forth in the preamble.

“Agreement Date” has the meaning set forth in the preamble.

“Analyses” means all books, records, notes, files, compilations, analyses, forecasts, studies, reports and other documents (whether in written or electronic form) that contain or reflect any Confidential Information of a Party that are prepared by or on behalf of another Party.

“Bolt AIV” has the meaning set forth in the Recitals.

“Bolt Energy” has the meaning set forth in the Recitals.

“Change of Control” with respect to any entity, means (a) the sale of all or substantially all of the assets of such entity and its subsidiaries or (b) any merger, consolidation, reorganization or other transaction (including the transfer of any equity securities or issuance of new equity securities) involving such entity after giving effect to which (i) the holders of a majority of the outstanding equity securities (on a fully diluted basis) of such entity immediately prior to such transaction will not own a majority of the outstanding equity securities of such entity or surviving entity immediately following such transaction or (ii) the holders of the equity securities of such entity immediately prior to such transaction will no longer have the right to designate a majority of the governing body of such entity or surviving entity.

“Confidential Information” with respect to a Party, means all information (whether in written, electronic, oral or other form and including trade secrets and non-public, confidential or proprietary information) furnished by or on behalf of or obtained from such Party or its Affiliates relating to this Agreement and the Services.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Contributors” has the meaning set forth in the Recitals.

“Default Rate” means an interest rate equal to the lesser of (a) six percent (6%) per annum and (b) the maximum amount permitted under applicable Law.

“Force Majeure Event” has the meaning set forth in Section 8.10.

“Fund III” has the meaning set forth in the Recitals.

“Fund IV” has the meaning set forth in the Recitals.

“Gen IV” has the meaning set forth in the Recitals.

“IP Rights” means, collectively, rights pertaining to Intellectual Property, software and data.

“Length of Service” means, with respect to a Service, the duration specified in the Transition Service Schedules pursuant to which such Service is provided. If no duration is specified in the Transition Service Schedules pursuant to which a Service is provided, then the duration of such Service will expire on December 31, 2023.

“LSP Gen IV” has the meaning set forth in the preamble.

“Party” and “Parties” have the meanings set forth in the preamble.

“Protected Information” of a Party will mean (a) the Confidential Information of such Party (and its Affiliates) and (b) Analyses that contain or reflect such Confidential Information.

“Protected Party” has the meaning set forth in Section 5.01.

“Protecting Party” has the meaning set forth in Section 5.01.

“Provider” means each Party, as applicable, in its capacity as the provider of Services to the other Party (or any of its Affiliates) hereunder, in each case as indicated on the Transition Service Schedules.

“Recipient” means each Party, as applicable, in its capacity as the recipient (either for itself or for the benefit of any of its Affiliates) of Services from another Party (or its Affiliate) hereunder, in each case as indicated on the Transition Service Schedules.

“Results” has the meaning set forth in Section 4.03(b).

“Rev Renewables” has the meaning set forth in the preamble.

“Security Regulations” has the meaning set forth in Section 2.13(a).

“Service Expenses” has the meaning set forth in Section 3.01.

“Service IP” has the meaning set forth in Section 4.03(b).

“Service Provider” has the meaning set forth in Section 2.02.

“Service Recipient” means each Person receiving a Service under this Agreement in accordance with the Transition Service Schedules.

“Service Taxes” means any (a) sales, use, consumption, goods and services, value added or similar tax, duty or charge imposed pursuant to applicable Law, (b) excise taxes or (c) any customs or import charges or duties or any similar taxes, charges or duties imposed by any Governmental Entity under any applicable Law in connection with the provision of the Services other than income taxes of Provider.

“Systems” means a Party’s systems, infrastructure, databases, software, facilities and networks.

“Term” has the meaning set forth in Section 7.01.

“Transition Committee” has the meaning set forth in Section 2.06.

“Transition Manager” has the meaning set forth in Section 2.06.

“Transition Service Schedules” means each schedule to this Agreement labeled as a “Transition Service Schedule,” as such schedules may be amended, restated, supplemented or otherwise modified from time to time.

ARTICLE II.

SERVICES

SECTION 2.01. Services. Subject to the terms and conditions set forth in this Agreement, Provider will provide, or cause to be provided, to Recipient or its Affiliates each Service during the Length of Service applicable to such Service as directed by Recipient.

SECTION 2.02. Service Providers. Subject to Section 8.07, Recipient acknowledges and agrees that the Services will be provided by Provider, its Affiliate(s) or third parties engaged by Provider or its Affiliate(s) (each Person that provides Services, a “Service Provider”).

SECTION 2.03. Additional Services. The Parties agree that any Recipient may at any time during the Term of this Agreement request additional services that do not fall into the scope of the Transition Service Schedules. If the Parties agree upon the scope and cost of such services, the Parties may update the Transition Services Schedules accordingly to reflect such agreement.

SECTION 2.04. No Additional Resources. No Service Provider will be obligated to: (a) hire any additional employees; (b) maintain the employment of any specific employee; (c) purchase, lease or license any additional facilities, equipment or software; or (d) pay any costs related to the transfer or conversion of a Service Recipients’ data to a Service Provider.

SECTION 2.05. Personnel. Each Service Provider will have the right to designate which personnel it will assign to perform the Services it is to perform. Each Service Provider also will have the right, in its sole discretion, to remove and replace any such personnel at any time. The Service Providers will pay for all personnel expenses, including wages, of their employees performing the applicable Services, which expenses may be passed through to Recipient pursuant to Section 3.01.

SECTION 2.06. Transition Managers. During the Term, each Party will appoint one (1) of its employees (each, a “Transition Manager”) to have overall responsibility for managing and coordinating the delivery or receipt of the Services and who will serve as such Party’s representative on the Transition Committee (as defined below) with the power to bind such Party. The Transition Managers may appoint additional personnel to oversee day-to-day matters relating to certain functional matters. The Transition Managers will meet on a monthly basis (unless otherwise mutually agreed) at a transition committee level (the “Transition Committee”) during the Term. The Transition Committee will oversee the implementation and application of this Agreement and the overall coordination of the Services and will attempt to resolve any dispute between the Parties relating thereto. If any dispute between the Parties cannot be resolved within fifteen (15) days after being referred to the Transition Committee, such dispute shall be presented to the senior officers of each Party who have decision-making authority with respect to such dispute for an additional resolution period of fifteen (15) days. If, after such additional resolution period, the senior officers of each Party are unable to resolve the dispute, the Parties may then pursue any remedies available at law. Notwithstanding the foregoing, no Party shall be restricted from pursuing equitable remedies at any time with respect to any dispute with the other Party. Each of the Parties will have the right to change its Transition Manager from time to time by notifying the other Party of such change. All Transition Committee decisions that are binding on the Parties must be in writing and executed by both Transition Managers.

SECTION 2.07. Information. Each Service Recipient will provide the applicable Service Provider with all information reasonably requested by such Service Provider that is reasonably necessary or desirable for the performance of the Services. Provider will be under no obligation to provide or make available any Service to Recipient to the extent that the Service Recipients have not provided information to the applicable Service Provider that such Service Provider has reasonably requested and that is reasonably necessary or desirable for the performance of such Service.

SECTION 2.08. Business Records and Data. All data that is submitted or transmitted pursuant to or in connection with the provision of Services hereunder, if any, will be stored and safeguarded by each of the Parties and, as the case may be, by each of their respective Affiliates or third-party Service Providers, with substantially the same standard of care that such Party (or other Person) stores and safeguards data relating to its own business.

SECTION 2.09. Access. To the extent reasonably necessary or desirable to perform, or otherwise make available, the Services, each Party will (a) provide the applicable Service Providers and their representatives with reasonable access, on an “as needed” basis during regular business hours and in accordance with applicable laws, regulations and internal policies, to the Service Recipient’s personnel, information, facilities, equipment, office space, plants, telecommunications and computers and systems and any other areas and equipment, and (b) reasonably cooperate with Service Providers in the provision and receipt of the Services. Each Party will reasonably cooperate with the other Party (and its Affiliates and Service Providers) to provide the Services in a safe and efficient manner. When on the property of the Service Recipient, each Service Provider will comply with all legal and regulatory requirements and the policies and procedures of such Service Recipient concerning health, safety and security. When given access to the other Party’s books, records, personnel or assets, each Party will comply with all legal and regulatory requirements and the internal policies and procedures (including with respect to confidentiality and security) of the other Party, including as set forth in Section 2.08.

SECTION 2.10. Level of Service.

(a) Provider will provide Services as reasonably directed and overseen by Recipient and cause the Services to be provided in a professional and workmanlike manner and in accordance with applicable Law and the policies, procedures and practices applicable to, and will exercise substantially the same care and skill as exercised in connection with, the provision of similar services provided prior to the Closing.

(b) The Parties acknowledge the transitional nature of the Services and that Recipient may request that a Service Provider make reasonable changes, from time to time, in the manner of performing the Services; provided that if Recipient requests any such changes that will result in incremental obligations, costs or expenses to a Service Provider, then such Service Provider will not be obligated to make such changes, unless the Parties first agree in writing to a corresponding reasonable increase to the price paid by Recipient to Provider for such Services. In such case, upon Recipient’s request, Provider will negotiate with Recipient in good faith with the objective of agreeing to such price increase.

(c) Each Party shall and shall require its personnel and any Person giving or receiving Services hereunder to (i) obey security procedures of the Party with respect to any Services and (ii) comply in all material respects with all applicable Laws in connection with the provision or receipt, as applicable, of any Services, including Data Protection Laws, standards and regulations and any privacy policies of the applicable Party.

SECTION 2.11. Disclaimer of Warranties. Neither Provider nor any other Service Provider makes any representations, warranties or conditions, express, implied, conventional or statutory, including the implied warranties or conditions of merchantability, of quality or fitness for a particular purpose, with respect to the Services or other items or deliverables provided in connection with the Services.

SECTION 2.12. Software and Licenses. Notwithstanding anything to the contrary, if the performance of any Service requires licenses, permits or Consents from third parties not obtained prior to the Agreement Date, Provider will have no obligation to perform such Service unless and until each such license, permit or Consent is obtained. The Parties will use commercially reasonable efforts to obtain any such required license, permit or Consent, and will discuss the need for any modifications to the Services necessary in order to permit the Services to continue to be performed pursuant to the terms of this Agreement pending the receipt thereof. Obtaining such licenses and Consents is an express condition to Provider’s obligation under this Agreement to provide any Services reasonably requiring the use of such licenses, permits or Consents. Recipient further acknowledges and agrees that Provider will not be required to make any payment or deliver any guarantee, comfort letter or similar undertaking to any third party to obtain any such license or Consent.

SECTION 2.13. System Access and Security.

(a) To the extent that either Party (the “Accessing Party”) or its Affiliates may desire or require access to the Systems of the other Party for the performance or receipt of Services hereunder, the other Party will provide reasonable access to the Accessing Party in a manner consistent with Section 2.09, which will, in any event, be limited to use in connection with performance or receipt of the Services. The Accessing Party will cause its personnel and any personnel of its Affiliates with such access to comply with the system security policies in effect at the time of such access with regard to such Systems or in any applicable license agreement or lease agreement in effect with regard to such Systems (the “Security Regulations”), and will not compromise or circumvent any security or audit measures employed by the other Party and its Affiliates, as applicable. The rights of access to the Systems granted to the Accessing Party’s and its Affiliates’ personnel hereunder will be restricted to user access only and will not include privileged or higher level access rights or rights to functionality of the Systems normally restricted to development staff.

(b) The Accessing Party will be liable for actions of all its their personnel and any personnel of its Affiliates gaining access to Systems of the other Party, including unauthorized destruction, alteration or loss of information contained therein as a result of the actions of such personnel. Other than as specifically permitted under this Section 2.13, the Accessing Party or its Affiliates will have no rights of access to any of the other Party’s Systems.

(c) The Accessing Party will cooperate and will cause its Affiliates to cooperate fully and in a timely way with any investigation relating to the security of Systems arising in connection with this Agreement that is carried out by or on behalf of the other Party (the “Affected Entity”). If at any time the Accessing Party or any of its Affiliates determines that any user under their control or within their responsibility has sought to circumvent or has circumvented the applicable Security Regulations, or that an unauthorized Person has accessed or may access an Affected Entity’s Systems, the Accessing Party will immediately terminate or cause the applicable Affiliate to as promptly as possible terminate any such Person’s access to the applicable Systems and will without undue delay notify the appropriate Affected Entity of such access or activities and such termination. If at any time an Affected Entity determines that any of the Accessing Party’s or its Affiliates’ or subcontractors’ users has sought to circumvent or has circumvented its Security Regulations, or that an unauthorized Person has accessed or may access its Systems, or that a Person has engaged in activities that may lead to the unauthorized access, destruction or alteration or loss of data, information or software, such Affected Entity may, in its sole discretion, immediately terminate any such Person’s access to the applicable Systems and will notify the Accessing Party of such access or activities and such termination. The Accessing Party will permit and will cause its Affiliates to permit the Affected Entity to audit the Accessing Party’s and its Affiliates’ use of its Systems and such Persons’ compliance with such Affected Entity’s Security Regulations.

ARTICLE III.

COMPENSATION

SECTION 3.01. Compensation; No Set Off. In consideration for receiving the Services, each Recipient will pay each relevant Provider (or its designee with respect to any particular Service) charges pursuant to which such Service is provided, which charges will be on a pass-through cost basis using the timesheet and overhead costs allocation (excluding any markups or management fees) processes of LSP Gen IV and its Affiliates, which amounts, with respect to employee compensation costs, include salaries, incentive compensation, employer payroll taxes, premiums for workers compensation insurance, medical insurance, dental insurance, life insurance, accidental death insurance, and long term disability insurance, and employer 401k contributions, and, with respect to overhead cost allocations, include costs of office rents, office and other related overhead costs, third party expenses, business travel, and accounting, tax, and other professional fees (collectively, the “Service Expenses”). In the event there are amounts owed by each Party, the invoices reflecting such amounts may be set off against each other and only the net amount will be payable by the Party owing the greater amount.

SECTION 3.02. Payment Terms.

(a) Except as otherwise expressly set forth in the Transition Service Schedules, Provider will invoice Recipient monthly for all charges pursuant to this Agreement. Such invoices will set forth (i) the Services provided to each Service Recipient during the preceding month and (ii) the Service Expenses and Service Taxes applicable to each such Service. Payment of all invoiced amounts (including the amount of any Service Taxes set forth on the applicable invoice, but net of any withholding tax (if any is required under applicable Law)) will be made net thirty (30) days from the date of invoice by wire transfer of immediately available funds to the account (or accounts) designated by Provider; provided that payment need only be made by one Party to the other on a net basis with respect to the invoices delivered. Any charges set forth on an invoice that are not disputed in good faith by written notice explaining in reasonable detail the basis for such dispute that is delivered to Provider within fifteen (15) days of Recipient’s receipt of such invoice will be deemed approved. If charges on an invoice are timely disputed in good faith, payments with respect to any undisputed charges set forth on such invoice will be made net thirty (30) days from the date of the invoice. Any amounts due with respect to any disputed charges will be paid within thirty (30) days of the date that such dispute is resolved by the Parties.

(b) Any amounts not paid when due pursuant to Section 3.02(a) will accrue interest daily at a rate per annum equal to the Default Rate, calculated for the actual number of days elapsed, accrued from and excluding the date on which such payment was due up to and including the date of payment.

SECTION 3.03. Service Taxes. All amounts payable by Recipient under this Agreement will be exclusive of Service Taxes. Any Service Taxes will be indicated separately on the invoices furnished by Provider to Recipient in connection with the Services, and Recipient will be responsible for timely paying all such Service Taxes. The Parties will reasonably cooperate with each other to minimize the amount of any Service Taxes and each Party will provide the other Party with any reasonable certificates or documents which are useful for such purpose upon receipt of a written request therefor.

SECTION 3.04. Suspension of Services. The Parties acknowledge that some of the Services to be provided hereunder may require instructions and information from the Service Recipients, which Recipient will provide, or cause to be provided, to Provider sufficiently in advance for Provider to provide (or cause to be provided) such Services to Recipient. Notwithstanding anything to the contrary, Provider reserves the right to suspend performance of any Services hereunder (a) upon failure of Recipient to provide any such instructions that are necessary for the performance of such Services or (b) until all amounts due pursuant to Section 3.02(a) (and not disputed in good faith by Recipient in accordance with Section 3.02(a)) have been paid in full. Any such suspension of Service will not cause the Length of Service with respect to any Services hereunder to be tolled or otherwise extended.

ARTICLE IV.

INTELLECTUAL PROPERTY

SECTION 4.01. Contribution Agreement. Neither this Agreement, nor the performance of this Agreement, will affect the ownership of any IP Rights transferred, licensed or otherwise allocated pursuant to the Contribution Agreement.

SECTION 4.02. Limited License. To the extent that performance or receipt of any Service hereunder requires a Party or its Affiliates to use any of the IP Rights of the other Party or its Affiliates, then such Party and its Affiliates are granted a non-exclusive, non-transferable and non-sub-licensable (except to Service Providers) right to use any such IP Rights for the duration of Length of Service with respect to such Service, solely to the extent needed for such performance or receipt of such Service, and in any event strictly subject to the confidentiality terms contained in Article V.

SECTION 4.03. Existing Ownership Rights.

(a) Nothing in this Agreement constitutes a transfer or commitment to transfer by any Service Provider the ownership to any IP Rights held by any Service Provider (including any rights to any proprietary software programs).

(b) All ideas and concepts relating to the manner in which the Services are performed by any Service Provider (the “Service IP”) will be the exclusive property of such Service Provider, and all results (including data relating to the Service Recipient’s product performance) arising from the performance of the Services (the “Results”) will be the exclusive property of the Service Recipient. Each Party will execute, and cause the Service Provider or Service Recipient, as applicable, to execute, all documents and perform all other acts reasonably necessary or desirable to confirm title in the name and for the benefit of the applicable Service Provider in the Service IP and the applicable Service Recipient in the Results in any jurisdiction of the world, and provide assistance, if reasonably requested, to protect or enforce such Person’s rights to and under the Service IP and the Results, as applicable. Such obligation to execute documents, perform such acts and provide such assistance will survive the end of any Length of Service and the expiration or other termination of this Agreement. Provider will reimburse the Service Recipients, and Recipient will reimburse Service Providers, for any reasonable out-of-pocket expenses incurred by the Service Recipients or Service Providers, as applicable, arising out of the obligations under this Section 4.03(b).

SECTION 4.04. Third Party Software Licenses. Unless otherwise agreed to in writing by the Parties, if any Service Recipient desires to continue using any third party software the end of the applicable Length of Service, such Service Recipient must (a) obtain a license directly from the Person that either owns or has licensing rights to such software and (b) pay any required license fee directly to such Person. If a replacement license is not obtained by such Service Recipient from the provider of such software, such Service Recipient will promptly destroy or, at the request of such third party, return all copies of such software and related documentation to such third party upon the end of the Length of Service of the applicable Service and otherwise comply with the terms and conditions for such software.

ARTICLE V.

CONFIDENTIALITY

SECTION 5.01. Confidentiality of Protected Information. During the term of this Agreement, each Party and its Affiliates (as such, a “Protecting Party”) will (x) keep all of the Confidential Information of any relevant other Party, any third-party Service Provider and their respective Affiliates (as such, a “Protected Party”) confidential, (y) not disclose any of the Confidential Information in any manner whatsoever, without the prior written consent of the Protected Party and (z) not use any of the Confidential Information in any manner whatsoever other than in connection with the provision of the Services hereunder, unless the Protecting Party can reasonably demonstrate that:

(a) Such Confidential Information was already, at the time of its disclosure to the Protecting Party, or thereafter became, public information (without the Protecting Party’s breach of this Agreement or any confidentiality agreement entered into between the Protecting Party and the Protected Party);

(b) Such Confidential Information was or is independently developed by the Protecting Party without use of or reference to Confidential Information in violation of this Agreement; and

(c) Such Confidential Information becomes available to the Protecting Party from a third party (other than a Protected Party), provided that such third party is not bound by any obligation of confidentiality to the Protected Party or any of its representatives with respect to such Confidential Information.

SECTION 5.02. Permitted Disclosures. Notwithstanding anything to the contrary in this Agreement, a Protecting Party may disclose Protected Information that it is requested or required to disclose by applicable Law or any Governmental Entity; provided that if permissible under applicable Law, the Protecting Party will, prior to any such disclosure, provide notice of such request or requirement to the Protected Party, which in its sole discretion and cost will be entitled to seek, with reasonable cooperation of the Protecting Party (if such cooperation is permissible under applicable Law) any protective order or other appropriate remedy, or waive compliance with Section 5.01.

ARTICLE VI.

INDEMNIFICATION; REMEDIES; LIMITATIONS

SECTION 6.01. Indemnification. Recipient will defend, indemnify and hold harmless each Service Provider from and against any and all damages, including with respect to third party claims (including with respect to third party claims for injury, death or property loss arising out of Service Provider’s performance of the Services), arising from, relating to or resulting from the Services, except to the extent such damages arise from a Service Provider’s Fraud, gross negligence or willful misconduct. Provider will defend, indemnify and hold harmless Recipient from and against any and all direct damages arising out of a Service Provider’s Fraud, gross negligence or willful misconduct.

SECTION 6.02. Remedies. Notwithstanding anything to the contrary herein, except for direct damages for which Provider is required to indemnify Recipient pursuant to Section 6.01, Recipient’s sole remedy against Service Provider arising from any breach of or default under this Agreement will be to seek reimbursement for the direct damages attributable to such breach or default (subject to Section 6.03) and to terminate this Agreement pursuant to Section 7.02.

SECTION 6.03. Limitation on Damages. In no event will either Party, be liable, whether in contract, in tort (including negligence and strict liability) or otherwise, for, or be required to indemnify any Person for or hold any Person harmless from loss of profit, loss of revenue, whether direct or indirect, loss of opportunities, any consequential, special, indirect, collateral, incidental or punitive damages whatsoever or failure to realize expected savings, or other commercial or economic loss of any kind, however caused and on any theory of liability (including negligence and strict liability), arising in any way out of or relating to this Agreement, or the provision of or failure to provide any Services (including business interruptions and claims of customers or employees), whether or not such Person has been advised of the possibility of any such damages. Notwithstanding anything to the contrary, Provider will not be required to provide indemnification pursuant to Section 6.01 in an aggregate amount exceeding the total amount of fees for the relevant Service received by Provider hereunder. Recipient acknowledges and agrees that it will look solely to Provider (and no other Service Provider) for any indemnification pursuant to Section 6.01. The Parties acknowledge and agree that the sole and exclusive remedy against any Party, any of their respective Affiliates, any Service Provider or any of the representatives thereof of the foregoing with respect to any and all direct damages for any breach of this Agreement will be pursuant to the indemnification provisions set forth in this ARTICLE VI.

SECTION 6.04. Release. Upon the termination or expiration of this Agreement or, if earlier, the expiration of the Length of Service for a Service hereunder, Recipient hereby fully and forever releases, acquits and discharges the Service Provider, each of its past and present affiliates and their respective past and present, direct and indirect shareholders, members, partners, managers, officers, directors, employees, agents and representatives (collectively, the “Releasees”), from any and all claims, demands, suits, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, intentional or unintentional, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, that have existed, may exist or do exist with respect to or arising out of this Agreement or such terminated or expired Service, as applicable, through and including the date of such termination or expiration.

SECTION 6.05. Survival. The obligations of the Parties pursuant to this ARTICLE VI will survive the end of any Length of Service and expiration of the Term or other termination of this Agreement.

ARTICLE VII.

TERM; TERMINATION

SECTION 7.01. Term. This Agreement will commence on the Agreement Date and continue until the earlier of (a) December 31, 2023, (b) the expiration of the Length of Service for all Services and (c) a Change of Control of Rev Renewables (such period of time from the Agreement Date, the “Term”). Notwithstanding the foregoing, Rev Renewables agrees to use commercially reasonable efforts to develop sufficient internal resources such that Rev Renewables is able to terminate each Service provided for its benefit by LSP Gen IV as promptly as reasonably practicable after the Agreement Date.

SECTION 7.02. Termination. Notwithstanding the foregoing, either Party may terminate this Agreement or any Service provided hereunder upon written notice to the other Party within thirty (30) days after notifying such other Party of such other Party’s failure to timely make any payment when due hereunder or other material breach of or default under this Agreement; provided that, such termination right will not be available if the other Party has cured such failure, breach or default or is disputing the amount of any such payment in good faith in accordance with Section 3.02. Recipient may terminate for convenience any of the Services before the end of the applicable Length of Service upon written notice to Provider. Upon termination of this Agreement or any Services, (a) Recipient shall continue to be obligated in respect of all applicable costs and liabilities incurred prior to such termination and (b) each Party shall promptly return to the other Party all of the other Party’s materials, property and Confidential Information and promptly discontinue all use of the other Party’s information technology systems.

SECTION 7.03. Survival. In the event of any termination or expiration with respect to one or more Services, but less than all Services, this Agreement will continue in full force and effect with respect to any Services not terminated or expired. The Recipients’ obligations with respect to any amounts due under this Agreement (including pursuant to Section 3.02) will survive the expiration and termination of this Agreement and the Transition Service Schedules.

ARTICLE VIII.

MISCELLANEOUS

SECTION 8.01. No Other Obligations. Neither Party assumes any responsibility or obligation whatsoever, other than the responsibilities and obligations expressly set forth in this Agreement.

SECTION 8.02. Independent Contractor. Each Service Provider is and will remain at all times an independent contractor in the performance of all Services hereunder. In all matters relating to this Agreement and without limitation of the terms of ARTICLE VI, each Party and its Affiliates will be solely responsible for the acts of such Party’s, its Affiliates’ and (if engaged by such Party or its Affiliates to provide any Service) any Service Provider’s employees and agents, and such employees and agents will not be considered employees or agents of the other Party or any of its Affiliates. Each Party and its Affiliates will have sole responsibility for the supervision, daily direction and control, payment of salary (including withholding of income taxes), workers’ compensation, disability benefits and the like of such Party’s, its Affiliates’ and (if engaged by such Party or its Affiliates to provide any Service) any Service Provider’s employees. Except as otherwise expressly provided in this Agreement, none of the Parties, their respective Affiliates or any Service Provider will have any right, power or authority to create any obligation, express or implied, on behalf of the other Party or its Affiliates nor will any such Person act or represent or hold itself out as having authority to act as an agent or partner of the other Party or its Affiliates, or in any way bind or commit the other Party or its Affiliates to any obligation. Nothing in this Agreement is intended to create or constitute a joint venture, partnership, agency, trust or other association of any kind between a Party or its Affiliates, on the one hand, and the other Party or its Affiliates, on the other hand, and each Party will be responsible only for such Party’s respective obligations as set forth in this Agreement.

SECTION 8.03. Rules of Construction. Sections 1.2 and 1.3 of the Contribution Agreement are incorporated herein and will apply to this Agreement mutatis mutandis.

SECTION 8.04. Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, as a matter of public policy or on any other grounds, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Government Entity declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

SECTION 8.05. No Third-Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement will entitle any Person other than the Parties or their respective successors and assigns permitted hereby to any right or claim of any kind. This Agreement may only be enforced against, and any suit, action, or other proceeding may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party, and no past, present or future Affiliate or equityholder, member, partner, officer, director, employee, agent, or other representative of either Party or of any Affiliate of either Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of either Party under this Agreement (including with respect to the provision of any Services hereunder) or for any suit, action, or other proceeding arising from the transactions contemplated hereby.

SECTION 8.06. Entire Agreement, Amendment and Waiver. This Agreement (including all Transition Service Schedules, all of which are hereby incorporated herein and made a part of this Agreement as if set forth in full herein) constitute the entire agreement among the Parties, and supersede all prior understandings of the Parties, with respect to the subject matter hereof. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by each Party. Except as expressly provided herein, no failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver will be binding unless executed in writing by the Party making the waiver.

SECTION 8.07. Subcontracting and Assignment. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties, the Releasees, and their respective successors and permitted assigns. Neither Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Party; provided that LSP Gen IV may subcontract or assign such rights, interests or obligations to its Affiliates without the need to obtain prior written consent from Rev Renewables; provided further that any such subcontracting or assignment by LSP Gen IV shall not relieve LSP Gen IV of its Liabilities arising under this Agreement, and LSP Gen IV shall remain responsible for all Liabilities of any such subcontract. Any attempted assignment in violation of this Section 8.07 will be null and void ab initio.

SECTION 8.08. Notices. The notice provisions set forth in Section 6.2 of the Contribution Agreement for LSP Gen IV and Rev Renewables are incorporated herein and will apply to this Agreement mutatis mutandis.

SECTION 8.09. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which when taken together will constitute one and the same instrument. The delivery of executed signature pages by the Parties by email transmission of ..pdf signatures or other electronic copies of signatures will be deemed to have the same effect as the delivery of the original copies of the executed signature pages.

SECTION 8.10. Force Majeure. Except for the obligation to pay any amounts due hereunder, neither Party will be liable to the other for any delay, damage or failure to act due to, or occasioned or caused by, laws, orders, rules or regulations or by labor unrest, strikes, shortages in relevant supplies or goods, severe weather conditions, fires, explosions, war, acts of terrorism, pandemics or epidemics (including COVID-19), acts of god or other unusually disruptive events beyond the reasonable control of the Parties (each, a “Force Majeure Event”). If a Force Majeure Event has occurred and its effects are continuing, then upon notice by the Party who is delayed or prevented from performing its obligations to the other Party, (a) the affected provisions or other requirements of this Agreement will be suspended to the extent reasonably necessary during the period of such disability, and (b) the Party that is delayed or prevented from performing its obligations by a Force Majeure Event will have no liability to the other Party in connection therewith. The Party that is delayed or prevented from performing its obligations by a Force Majeure Event will resume performance of such obligations in accordance with this Agreement as soon as reasonably practicable following the cessation of the Force Majeure Event (or the applicable consequences thereof).

SECTION 8.11. Governing Law; Enforcement; Jurisdiction; Waiver of Trial by Jury. Sections 6.3, 6.5 and 6.6 of the Contribution Agreement are incorporated herein and will apply to this Agreement mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered effective as of the Agreement Date.

LSP GENERATION IV, LLC a Delaware limited liability company

By:	/s/ John P. Burke

Name:	John P. Burke
Title:	Managing Director

REV RENEWABLES, LLC a Delaware limited liability company

By:	/s/ Joseph Esteves

Name:	Joseph Esteves
Title:	Co-President

[SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]